Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Plan Administrator of the Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan:
We consent to the incorporation by reference in the Registration Statement (No. 333-91486) on Form S-8 of Boston Private Financial Holdings, Inc. of our report dated July 11, 2011, with respect to the statements of net assets available for benefits of Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2010 which report appears in the December 31, 2010 Annual Report on Form 11-K of Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan.

/s/ KPMG LLP
Boston, Massachusetts
July 11, 2011